Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES ANNOUNCES FOURTH QUARTER AND

FISCAL 2017 RESULTS AND DECLARES SPECIAL CASH DIVIDEND

MOUNT AIRY, N.C., October 19, 2017 – Insteel Industries, Inc. (NasdaqGS:IIIN) today announced financial results for its fourth quarter and fiscal year ended September 30, 2017. The Company also announced that its board of directors declared a special cash dividend of $1.00 per share on the Company’s common stock payable on January 5, 2018 to shareholders of record as of December 20, 2017.

Fourth Quarter 2017 Results

Net earnings for the fourth quarter of fiscal 2017 decreased to $3.8 million, or $0.20 per share, from $9.9 million, or $0.51 per diluted share, in the same period a year ago. The fourth-quarter results for the prior year reflect a charge related to the settlement and termination of a pension plan, which reduced pre-tax earnings by $2.5 million and net earnings per share by $0.09.

Insteel’s fourth-quarter results were unfavorably impacted by narrower spreads between selling prices and raw material costs together with lower shipment and production volumes relative to the prior year quarter. The Company’s four facilities located in Texas and Florida, its two largest markets, were adversely affected by reduced volumes related to hurricanes Harvey and Irma. Net sales decreased 6.0% to $96.9 million from $103.1 million in the prior year quarter, reflecting a 5.1% decrease in shipments and a 1.0% decrease in average selling prices. Shipments increased 1.9% sequentially from the third quarter of fiscal 2017 while average selling prices decreased 1.9%. Gross margin narrowed 970 basis points to 12.2% from 21.9% due to the lower spreads and shipments and higher manufacturing costs on the lower production volume.

Operating activities used $1.2 million of cash while providing $8.9 million in the prior year quarter primarily due to the decrease in earnings and the relative changes in net working capital. Net working capital used $8.4 million of cash compared with $4.2 million in the prior year quarter.

Fiscal 2017 Results

Net earnings for fiscal 2017 decreased to $22.5 million, or $1.17 per diluted share, from $37.2 million, or $1.95 per diluted share in the prior year. The prior year results reflect a charge related to the pension plan settlement and termination, which reduced pre-tax earnings by $2.5 million and net earnings per share by $0.09. Net sales decreased 7.1% to $388.9 million from $418.5 million in the prior year due to lower shipments as average selling prices were unchanged. Gross margin narrowed 500 basis points to 15.4% from 20.4% due to the lower spreads and shipments and higher manufacturing costs on the lower production volume.

Cash flow from operations decreased to $20.3 million from $54.5 million in the prior year primarily due to the relative changes in net working capital and the decrease in earnings. Net working capital used $15.5 million of cash while providing $3.2 million in the prior year.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Capital Allocation and Liquidity

Capital expenditures for fiscal 2017 increased to $20.6 million from $12.9 million in the prior year primarily due to the expansion of the Houston, Texas prestressed concrete strand (“PC strand”) facility and the addition of a new engineered structural mesh (“ESM”) production line at the St. Joseph, Missouri facility. Capital outlays for fiscal 2018 are expected to total up to $21.0 million largely related to additional investments in ESM manufacturing capabilities, the purchase of the leased Houston facility and further upgrades of production technology and information systems.

Insteel returned $26.0 million of capital to shareholders during fiscal 2017 through the payment of a special cash dividend of $1.25 per share and regular quarterly cash dividends of $0.03 per share. The Company ended the year debt-free with $32.1 million of cash and cash equivalents, and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“Looking ahead to fiscal 2018, we expect improved business conditions driven by higher state and local infrastructure funding, modest increases in nonresidential construction and continued expansion of the housing market,” commented H.O. Woltz III, Insteel’s president and CEO. “We should also benefit from the deferral of business resulting from the adverse weather in many of our markets during the second half of fiscal 2017. We expect spreads to remain under pressure until the anticipated rebound in demand is reflected in our order book.”

The strategic investments we have made in our people, facilities and systems have enabled us to achieve market and cost leadership positions in our industry. We will continue to focus on realizing further improvements in our productivity and costs through our ongoing initiatives in the coming year.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://insteelgcs.gcs-web.com/ and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including ESM, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject

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to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail, and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended October 1, 2016.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended October 1, 2016 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share amounts)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016

Net sales	$96,886	$103,113	$388,871	$418,547
Cost of sales	85,085	80,510	329,090	333,359
Gross profit	11,801	22,603	59,781	85,188
Selling, general and administrative expense	5,973	5,249	25,508	26,069
Pension plan settlement loss	-	2,539	-	2,539
Restructuring charges, net	31	32	164	115
Other expense, net	3	45	53	183
Interest expense	33	37	136	158
Interest income	(73)	(63)	(248)	(166)
Earnings before income taxes	5,834	14,764	34,168	56,290
Income taxes	2,035	4,910	11,620	19,045
Net earnings	$3,799	$9,854	$22,548	$37,245

Net earnings per share:
Basic	$0.20	$0.52	$1.19	$1.99
Diluted	0.20	0.51	1.17	1.95

Weighted average shares outstanding:
Basic	19,034	18,945	19,011	18,754
Diluted	19,211	19,188	19,217	19,055

Cash dividends declared per share	$0.03	$0.03	$1.37	$1.12

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	September 30,	July 1,	October 1,
	2017	2017	2016
Assets
Current assets:
Cash and cash equivalents	$32,105	$37,848	$58,873
Accounts receivable, net	40,284	42,307	47,389
Inventories	81,853	83,682	71,186
Other current assets	5,949	5,182	3,039
Total current assets	160,191	169,019	180,487
Property, plant and equipment, net	98,670	99,383	88,193
Intangibles, net	7,913	8,195	9,063
Goodwill	6,965	6,965	6,965
Other assets	9,334	8,934	8,184
Total assets	$283,073	$292,496	$292,892

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$33,651	$48,079	$42,759
Accrued expenses	8,667	7,606	11,024
Total current liabilities	42,318	55,685	53,783
Other liabilities	17,379	17,644	14,543
Shareholders' equity:
Common stock	19,041	19,025	18,976
Additional paid-in capital	69,817	69,060	67,817
Retained earnings	135,851	132,623	139,314
Accumulated other comprehensive loss	(1,333)	(1,541)	(1,541)
Total shareholders' equity	223,376	219,167	224,566
Total liabilities and shareholders' equity	$283,073	$292,496	$292,892

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016
Cash Flows From Operating Activities:
Net earnings	$3,799	$9,854	$22,548	$37,245
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,073	3,015	11,649	11,544
Amortization of capitalized financing costs	17	17	65	65
Stock-based compensation expense	902	918	2,245	2,439
Deferred income taxes	(202)	(61)	2,503	536
Pension plan settlement, net of cash contribution	-	620	-	620
Asset impairment charges	-	-	-	20
Excess tax benefits from stock-based compensation	(49)	(473)	(537)	(1,717)
Loss on sale and disposition of property, plant and equipment	15	46	64	61
Increase in cash surrender value of life insurance policies over premiums paid	(244)	(212)	(812)	(480)
Net changes in assets and liabilities:
Accounts receivable, net	2,023	2,037	7,105	(607)
Inventories	1,829	(7,272)	(10,667)	(5,177)
Accounts payable and accrued expenses	(12,220)	1,028	(11,930)	9,009
Other changes	(191)	(635)	(1,930)	978
Total adjustments	(5,047)	(972)	(2,245)	17,291
Net cash provided by (used for) operating activities	(1,248)	8,882	20,303	54,536

Cash Flows From Investing Activities:
Capital expenditures	(3,720)	(3,900)	(20,575)	(12,977)
Proceeds from surrender of life insurance policies	-	6	100	140
Increase in cash surrender value of life insurance policies	(75)	(51)	(405)	(375)
Proceeds from sale of assets held for sale	-	-	-	180
Proceeds from sale of property, plant and equipment	-	-	-	60
Net cash used for investing activities	(3,795)	(3,945)	(20,880)	(12,972)

Cash Flows From Financing Activities:
Proceeds from long-term debt	82	55	404	328
Principal payments on long-term debt	(82)	(55)	(404)	(328)
Cash dividends paid	(571)	(570)	(26,011)	(20,859)
Cash received from exercise of stock options	-	753	107	5,065
Excess tax benefits from stock-based compensation	49	473	537	1,717
Payment of employee tax withholdings related to net share transactions	(178)	(558)	(824)	(1,861)
Financing costs	-	-	-	(11)
Net cash provided by (used for) financing activities	(700)	98	(26,191)	(15,949)

Net increase (decrease) in cash and cash equivalents	(5,743)	5,035	(26,768)	25,615
Cash and cash equivalents at beginning of period	37,848	53,838	58,873	33,258
Cash and cash equivalents at end of period	$32,105	$58,873	$32,105	$58,873

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$2,504	$7,018	$9,300	$19,184
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	465	1,746	465	1,746
Restricted stock units and stock options surrendered for withholding taxes payable	178	558	824	1,861

IIIN – E

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